EXHIBIT 5.1
January 5, 2022

Zovio Inc
1811 E. Northrop Blvd,
Chandler, Arizona 85286

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,300,000 shares of your common stock, par value $0.01 per share (the “Shares”), reserved for issuance under the Zovio Inc 2021 CEO Inducement Equity Incentive Plan, as amended (the "Inducement Plan"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance of the Shares under the Inducement Plan.
It is our opinion that the Shares, when issued in the manner referred to in the Inducement Plan and pursuant to the agreements which accompany the Inducement Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati P.C.
WILSON SONSINI GOODRICH & ROSATI
                        Professional Corporation